Exhibit 99.3
April 5, 2007
Board of Directors
MGIC Investment Corporation
250 East Kilbourn Avenue
Milwaukee, Wisconsin 53202

Re:	Registration Statement on Form S-4 of
MGIC Investment Corporation, filed on April 5, 2007
Gentlemen:
Reference is made to our opinion letter, dated February 6, 2007, with respect to the fairness from a financial point of view to MGIC Investment Corporation (the “Company”) of the exchange ratio of 0.9658 shares of common stock, par value $1.00 per share, of the Company to be issued in exchange for each share of the common stock, par value $0.001 per share, of Radian Group, Inc. pursuant to the Agreement and Plan of Merger, dated as of February 6, 2007, between the Company and Radian.
The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement, as amended.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary — MGIC’s Financial Advisor...” “Merger Proposal... — MGIC’s Reasons for the Merger...” and “Merger Proposal... — Opinion of MGIC’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Board of Directors
MGIC Investment Corporation
April 5, 2007
Page Two
Very truly yours,
/s/ Goldman, Sachs & CO.
(GOLDMAN, SACHS & CO.)